Exhibit 4.6

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 10, 2026, between Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

WHEREAS, the Company, certain other parties thereto and the Trustee entered into an Indenture (the “Base Indenture”), dated as of March 10, 2026, pursuant to which the Company may issue Securities from time to time;

WHEREAS, the Company proposes to issue and establish a new series of Securities in accordance with Section 3.1 of the Base Indenture pursuant to this First Supplemental Indenture (the Base Indenture, as supplemented and amended by this First Supplemental Indenture, the “Indenture”); and

WHEREAS, all things necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition shall have the respective meanings given them in the Base Indenture, provided that references to “this Indenture”, “herein”, “hereof” and “hereunder” and other words of a similar import in the Base Indenture shall be deemed to be a reference to the Base Indenture as supplemented and amended by this First Supplemental Indenture. Any references to “Article” or “Section” herein shall be a reference to an article or section of this First Supplemental Indenture unless expressly specified otherwise. For purposes of this First Supplemental Indenture, the following terms shall have the meanings specified below, notwithstanding any contrary definition in the Base Indenture.

“€” or “euro” means the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Actual/360 Day count” has the meaning specified in Section 2.04(a).

“Applicable EURIBOR Rate” shall mean the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) on each Interest Determination Date (as defined below), and will be determined in accordance with the following provisions:

(a) Two prior Target Days (as defined below) on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Interest Reset Date (each such date, an “Interest Determination Date”), the Calculation Agent, as agent for the Company, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable Interest Period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in subparagraph (b) below.

(b) With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in subparagraph (a) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by the Company (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three (3) months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company will request the principal euro-zone office of each such Reference Bank to provide a quotation in writing of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided in writing, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted in writing by three major banks in the euro-zone selected by the Company at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by the Company are not quoting as mentioned in this sentence, the relevant Interest Rate for the Interest Period commencing on the Interest Reset Date following such Interest Determination Date will be the Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Interest Reset Date).

Notwithstanding the paragraph immediately above, if the Company, in its sole discretion, determines that EURIBOR has been permanently discontinued and the Company has notified the Calculation Agent of such determination (a “EURIBOR Event”), the Calculation Agent will, in accordance with the Company’s written direction, use, as a substitute for the Applicable EURIBOR Rate for each future Interest Determination Date, the alternative reference rate (the “Alternate Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for EURIBOR. As part of such substitution, the Calculation Agent will, in accordance with the Company’s written direction, make such adjustments to the Alternate Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with market practice for the use of such Alternate Rate. If a EURIBOR Event has occurred, and the Company determines that an Alternate Rate has not been selected, the Applicable EURIBOR Rate for the next Interest Period will be set equal to the Applicable EURIBOR Rate for the then current Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all euro amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Promptly upon determination, the Calculation Agent will inform the Trustee, if applicable, and the Company of the interest rate for the next Interest Period.

“Below Investment Grade Rating Event” means the rating on the Notes (as hereinafter defined) is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Calculation Agent” shall mean U.S. Bank Europe DAC, UK Branch, or any successor thereto appointed in accordance with the terms of the Paying and Calculation Agency Agreement.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company and its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, société anonyme or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Common Depositary” means U.S. Bank Europe DAC.

“Daily Interest Amount” has the meaning specified in Section 2.04(a).

“Depositary” means, with respect to the Notes, Euroclear and Clearstream, as applicable, or any successor entity thereto.

“Euroclear” means Euroclear Bank, S.A./N.V. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Interest Determination Date” has the meaning specified in the definition of “Applicable EURIBOR Rate”.

“Interest Rate” shall have the meaning set forth in Section 2.04(a) hereof.

“Interest Payment Date” means March 10, June 10, September 10 and December 10 of each year, commencing June 10, 2026, and the Stated Maturity.

“Interest Period” means the period from and including an Interest Reset Date to, but excluding, the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Stated Maturity or Principal Payment Date, as the case may be, to but not including the Stated Maturity or the Principal Payment Date, as the case may be.

“Interest Reset Date” means March 10, June 10, September 10 and December 10 of each year, commencing March 10, 2026 (in respect of the first Interest Period).

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Paying and Calculation Agency Agreement” means the Paying and Calculation Agency Agreement dated the date hereof by and among the Company, U.S. Bank Europe DAC, UK Branch, as Paying Agent and Calculation Agent thereunder, and U.S. Bank Trust Company, National Association, as Transfer Agent, Registrar and Trustee thereunder.

“Principal Payment Date” has the meaning specified in Section 2.04(a).

“Rating Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Company to pay rating agency fees to make a rating of the Notes shall not be a “reason outside of the control of the Company” for the purposes of the preceding sentence.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Target Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, is operating.

Section 1.02. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the definitions of “Business Day”, “Credit Agreements”, “Government Obligations” and “Guarantors” as they appear in Section 1.1 thereof to read as follows:

“Business Day” means any day that is not a Saturday nor a Sunday and that, in the City of New York and the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the TARGET2 system, or any successor thereto, operates.

“Credit Agreements” means, collectively, (i) the Term Loan Credit Agreement, dated as of May 1, 2025, among the Company, Goldman Sachs Bank USA, as administrative agent, and the lenders from time to time party thereto, (ii) the Ninth Amended and Restated Credit Agreement, dated as of November 6, 2025, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions from time to time party thereto and (iii) the Revolving Credit Agreement, dated as of November 6, 2025, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, in each case as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date thereof.

“Government Obligations” means securities denominated in euro that are (i) direct obligations of the Federal Republic of Germany or any country that is a member of the European Economic and Monetary Union whose long-term debt is rated “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, the payments of which are supported by the full faith and credit of the German government or such other member of the European Economic and Monetary Union, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Economic and Monetary Union, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the German government or such other member of the European Economic and Monetary Union.

“Guarantors” means, subject to Section 12.7, any Subsidiaries that become Guarantors pursuant to Section 9.9.

Section 1.03. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 9.9 to read as follows:

“Section 9.9. Guarantees. If this Section 9.9 is specified as applicable to the Securities of a series pursuant to Section 3.1, the Company will cause each of its wholly-owned Subsidiaries that is formed or otherwise incorporated in the United States or a state thereof or the District of Columbia that guarantees or becomes a co-obligor in respect of any Debt of the Company under the Credit Facilities after the initial issue date of the Securities of such series to enter into a supplemental indenture in the form of Exhibit A (which shall not be required to be signed by the other then-existing Guarantors) or as otherwise specified with respect to the Securities of such series pursuant to which such Subsidiary shall agree to guarantee the Securities of such series on the terms set forth in Article 12 hereof or on such other terms as are specified as applicable to such series pursuant to Section 3.1. Any such additional Guarantor shall be subject to release from such Guarantee under the circumstances set forth in Section 12.7 or as otherwise specified with respect to such Securities.”

Section 1.04. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 4.6(c) and Section 4.6(d) thereof to read as follows:

“(c) In the case of an election under Section 4.4, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(d) In the case of an election under Section 4.5, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.”

ARTICLE 2

THE NOTES

There is hereby established a new series of Securities with the following terms:

Section 2.01. Title; Nature. Pursuant to the terms hereof and Sections 2.1, 3.1 and 3.3 of the Base Indenture, the Company hereby creates a series of Securities designated as the “Floating Rate Senior Notes due 2028” (the “Notes”), which shall be deemed “Securities” for all purposes under the Base Indenture. The CUSIP Number of the Notes shall be 31620M CH7.

Section 2.02. Principal Amount. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.4, 3.5, 3.6, 8.6 or 10.7 of the Base Indenture or Section 2.06 or 2.08 of this First Supplemental Indenture and except (i) for any Notes which, pursuant to Section 3.3 of the Base Indenture, are deemed never to have been authenticated and delivered thereunder and (ii) as provided in the last sentence of Section 3.1(c) of the Base Indenture) is €500,000,000. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes increase the principal amount of the Notes, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date); provided that if any additional Notes are issued at a price that causes them to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, such additional Notes shall not have the same CUSIP Number as the original Notes. The Notes shall be initially issued on the date hereof and thereafter upon any reopening of the series of which the Notes are a part.

Section 2.03. Stated Maturity of Principal. The date on which the principal of the Notes is payable, unless the Notes are theretofore accelerated or redeemed or purchased pursuant to the Indenture, shall be March 10, 2028. The Notes shall bear no premium upon payment at Stated Maturity.

If any Principal Payment Date, Stated Maturity or Maturity falls on a day that is not a Business Day, the Company will make the required payment of principal, premium, if any, and/or interest on the next Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Principal Payment Date to the next Business Day.

Section 2.04. Interest. (a) The Notes shall bear interest on the aggregate unpaid principal amount thereof at a rate per annum in effect for each day of an Interest Period equal to the Applicable EURIBOR Rate from time to time in effect for such Interest Period plus 85 basis points (0.850%) (the “Interest Rate”); provided, however, that the minimum interest rate for the Notes shall be zero. Accrued but unpaid interest on the Notes shall be payable in arrears on each Interest Payment Date. The Notes will bear interest at the applicable Interest Rate until the principal on the Notes is paid or made available for payment (the “Principal Payment Date”). Notwithstanding Section 1.12 of the Base Indenture, if any Interest Reset Date (other than the initial Interest Reset Date occurring on March 10, 2026) or Interest Payment Date would otherwise be a day that is not a Business Day, other than the Interest Payment Date that is also the Stated Maturity, such Interest Reset Date or Interest Payment Date, as applicable, shall be the next succeeding Business Day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after any such Interest Payment Date), unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Interest Reset Date or Interest Payment Date shall be the immediately preceding Business Day. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Interest Rate then in effect for such day by 360 and multiplying the result by the principal amount of the Notes (known as the “Actual/360 Day count”). The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period. The Interest Rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any Holder of the Notes, provide the Interest Rate at the time of the last Interest Payment Date with respect to the Notes. All calculations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint itself or another Person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

(b) The initial Interest Payment Date shall be June 10, 2026. Interest payable on the Notes on an Interest Payment Date shall be payable to the Persons in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date provided, however, that Defaulted Interest shall be payable as provided in the Base Indenture.

Section 2.05. Place of Payment. The Place of Payment where the principal of and premium, if any, and interest on the Notes shall be payable in London, England. The principal of, premium, if any, and interest on the Notes shall be payable in the Place of Payment at the designated office of the Paying Agent, which at the date hereof is located at 125 Old Broad Street, London, EC2N 1AR, United Kingdom, Attention: Relationship Management, or by electronic means. Notwithstanding the foregoing, principal, premium, if any, and interest payable on Notes in global form shall be made one Business Day prior to each Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as applicable, in immediately available funds to the Paying Agent for transmission to Clearstream or Euroclear on such Interest Payment Date, Redemption Date, Stated Maturity or Maturity. If any of the Notes are no longer represented by global Securities, payment of interest on such Notes may, at the option of the Company, be made by the Company by check mailed directly to Holders at their registered addresses or by wire by the Paying Agent.

Section 2.06. Redemption for Tax Reasons.

(a) The provisions of Article 10 of the Base Indenture shall be applicable to the Notes, subject to the provisions of this Section 2.06.

(b) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(c) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. Any redemption or notice thereof pursuant to this Section 2.06 may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. For so long as the Notes are held by Clearstream or Euroclear (or another Depositary), the Company will not be responsible for giving notice to anyone other than the applicable Depositary.

(d) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(e) Notwithstanding the last sentence of Section 10.4 of the Base Indenture, notice of redemption of Notes to be redeemed shall be given by the Company or, at the Company’s request, by the Paying Agent in the name and at the expense of the Company. Any such notice shall be prepared by the Company.

(f) Except to the extent and under the circumstances set forth in Section 2.06(g), the Company may not redeem the Notes in whole or in part prior to the Stated Maturity.

(g) If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 5, 2026, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts pursuant to Section 2.17 with respect to the Notes, then the Company may at any time, at its option, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

Section 2.07. Reserved.

Section 2.08. Right to Require Repurchase Upon a Change of Control Triggering Event.

(a) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company shall mail or, with respect to Notes in global form, transmit in accordance with the applicable procedures of the Depositary a notice to Holders of the Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 2.08 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted;

(iv) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Purchase Notice” attached hereto as Exhibit B completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(v) that Holders of the Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his or her election to have the Notes purchased; and

(vi) if the notice is mailed or transmitted prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail, or with respect to Notes in global form, transmit, to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the applicable procedures of Clearstream and Euroclear), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered and not withdrawn a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.08, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.08 by virtue of such conflicts.

(e) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) prior to the occurrence of the related Change of Control Triggering Event, the Company has given written notice of a redemption to the Holders of the Notes as provided under Section 2.06 hereof unless the Company has failed to pay the Redemption Price on the Redemption Date.

Section 2.09. No Sinking Fund. There shall be no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or except as set forth in Section 2.08 hereof, to repay any of the Notes prior to March 10, 2028 at the option of a Holder thereof. Article 11 of the Base Indenture shall not apply to the Notes.

Section 2.10. Guarantees. The Notes initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to the Notes.

Section 2.11. Denominations; Issuance in Euro. The Notes shall be issued in fully registered form as Registered Securities (and shall in no event be issuable in the form of Bearer Securities) in denominations of one hundred thousand euros (€100,000) or any amount in excess thereof which is an integral multiple of one thousand euros (€1,000). The Notes shall be denominated in euros. Principal, including any payments made upon any redemption or repurchase of the Notes, premium, if any, and interest payments in respect of the Notes will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in Dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted to Dollars at the Market Exchange Rate as of the close of business on the second Business Day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, if The Wall Street Journal has not published such exchange rate, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion.

Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Indenture or the Notes. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

Section 2.12. Global Notes. The Notes shall initially be issued in global form. U.S. Bank Europe DAC, shall be the initial Common Depositary for the Notes. The fourth to last paragraph of Section 3.3 of the Base Indenture shall not apply to the Notes. The Notes shall be transferred only in accordance with the provisions of Section 3.5 of the Base Indenture. With respect to the Notes, the first sentence of the seventh paragraph of Section 3.5 of the Base Indenture is hereby amended and restated to read as follows:

“A Security in global form will be exchangeable for certificated Securities of the same series in definitive form only if (i) the Depositary for the Global Securities of such series notifies the Company that it is unwilling or unable to continue as Depositary for the global Securities of such series or such Depositary ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, or any successor thereto if so required by applicable law or regulation and, in either case, a successor Depositary for such Securities shall not have been appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, as the case may be, or (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, determines that such Securities in global form shall be exchangeable for certificated Securities and executes and delivers to the Trustee a Company Order to the effect that such global Securities shall be so exchangeable. In such event, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of certificated Securities of such series of like tenor and terms, shall authenticate and deliver, without charge, to each Person that is identified by or on behalf of Clearstream or Euroclear as the beneficial holder thereof, Securities of such series of like tenor and terms in certificated form, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Security or Securities of such series of like tenor and terms in global form in exchange for such Security or Securities in global form. Neither the Company nor the Trustee will be liable for any delay by Clearstream or Euroclear or any participant or indirect participant in Clearstream or Euroclear in identifying the beneficial owners of the related Notes and each of those Persons may conclusively rely on, and will be protected in relying on, instructions from Clearstream or Euroclear for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.”

Section 2.13. Form of Notes. The form of the global Security representing the Notes is attached hereto as Exhibit A.

Section 2.14. Defeasance. For purposes of the Notes, Section 2.08 of this First Supplemental Indenture shall be considered an additional covenant specified pursuant to Section 3.1 of the Base Indenture for purposes of Section 4.5 of the Base Indenture.

Section 2.15. Events of Default. The Events of Default set forth in Sections 5.1 (1), (2), (3), (4), (5), (6) and (7) of the Base Indenture shall apply to the Notes.

Section 2.16. Reserved.

Section 2.17. Payment of Additional Amounts. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein (collectively, “Taxes”) unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall pay to each holder or beneficial owner who is not a United States Person (as defined below) such additional amounts (“Additional Amounts”) on such Notes as are necessary in order that the net payment by the Company or the Paying Agent or a withholding agent of the principal of, and premium, if any, and interest on, such Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any Taxes that would not have been imposed but for the holder or the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the holder or the beneficial owner if the holder or the beneficial owner is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(iii) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign tax exempt organization or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(iv) being or having been a “10-percent shareholder’’ of the Company within the meaning of Section 871(h)(3) of the Code, or any successor provision; or

(v) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of such Notes, or a portion of such Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of any Additional Amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any Taxes that would not have been imposed but for the failure of the Holder or beneficial owner to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Taxes;

(d) to any Tax that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

(e) to any Taxes that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar Taxes;

(g) to any Taxes that would not have been imposed but for the presentation by the Holder or beneficial owner of such Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(h) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantially comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i) in the case of any combination of items (a) through (h) above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such Notes. Except as specifically provided in this Section 2.17, the Company shall not be required to make any payment for any taxes, duties, assessments or governmental charges of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision. Neither the Trustee nor the Paying Agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts. The Company shall give prompt notice to the Trustee upon becoming aware of its requirement to pay any Additional Amount.

As used in this Section 2.17 and in Section 2.06(g) hereof, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States Person” means (a) any individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of source; (d) a domestic partnership (or other entity treated as a domestic partnership for U.S. federal income tax purposes); or (e) a trust, if (i) a court within the United States is able to exercise primary supervision over administration of the trust and one or more other United States persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. Except as provided for in Section 2.11, any payments of Additional Amounts will be made in euros.

Whenever in the Indenture (including the Notes) there is referenced, in any context, the payment of amounts based on the payment of principal of, or premium, if any, or interest on, the Notes, or any other amount payable thereunder or with respect thereto, such reference will be deemed to include the payment of Additional Amounts as described under this Section 2.17 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Additional Amounts as defined above shall constitute “Additional Amounts” for purposes of the Base Indenture.

Section 2.18. Other Provisions. U.S. Bank Europe DAC, UK Branch is appointed as the initial Paying Agent for the Notes. U.S. Bank Trust Company, National Association is appointed as the initial Registrar for the Notes. The Company may subsequently appoint a different or additional Paying Agent or Registrar for the Notes. The Trustee may authenticate the Notes by manual, facsimile or electronic signature.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Base Indenture; Effect of the First Supplemental Indenture. The Base Indenture, as supplemented and amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect. The Base Indenture and the First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 3.03. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company or any Guarantor shall bind its successors and assigns, whether expressed or not.

Section 3.04. Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Benefits of Indenture. Nothing in this First Supplemental Indenture, the Base Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Registrar, any Paying Agent, any Calculation Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.06. Recitals. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company; and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.07. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 3.08. Counterparts. This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Arthur Lim
Name: Arthur Lim
Title: Executive Vice President & Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE CERTIFICATE

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V. (“EUROCLEAR”) OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, EACH A “DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF U.S. BANK EUROPE DAC, AS COMMON DEPOSITARY FOR EUROCLEAR AND CLEARSTREAM (THE “COMMON DEPOSITARY”) (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

No. A-[ ]	Common Code: 330969989 ISIN: XS3309699893 CUSIP No. 31620M CH7

FLOATING RATE SENIOR NOTE DUE 2028

FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation, promises to pay to USB Nominees (UK) Limited, as nominee for the Common Depositary on behalf of Euroclear or Clearstream, or its registered assigns, the principal sum of [    ] Euros (€[    ]) on March 10, 2028.

Interest Payment Dates: March 10, June 10, September 10 and December 10 of each year, commencing June 10, 2026

Regular Record Dates: the close of business on the Business Day preceding the respective Interest Payment Date

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

Certificate of Authentication

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Securities of the series described in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FLOATING RATE SENIOR NOTES DUE 2028

Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture referred to below unless otherwise indicated. This Security is one of the series of Securities designated on the face hereof issued under the Indenture, unlimited in aggregate principal amount (the “Notes”).

1. INTEREST. Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), promises to pay interest in arrears on the principal amount of this Security on each Interest Payment Date, commencing on June 10, 2026, at a rate per annum equal to the Applicable EURIBOR Rate (as defined in the First Supplemental Indenture) from time to time in effect for each applicable Interest Period (as defined in the First Supplemental Indenture) plus 85 basis points (0.850%) until the principal is paid or made available for payment. Notwithstanding the foregoing, the minimum interest rate for this Security shall at all times be zero. Interest on this Security will accrue from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, March 10, 2026, in each case to, but excluding, the next Interest Payment Date or the Principal Payment Date, as the case may be. The Regular Record Date shall be the close of business on the Business Day preceding the respective Interest Payment Date. Interest on the Notes will be calculated on the basis of the Actual/360 Day count (as defined in the First Supplemental Indenture). Notwithstanding Section 1.12 of the Base Indenture, if any Interest Payment Date falls on a day that is not a Business Day, other than the Interest Payment Date that is also the Stated Maturity, the interest and principal payable on such date will be made on the next Business Day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after any such Interest Payment Date), unless the next Business Day is in the next succeeding calendar month, in which case such Interest Payment Date shall be the immediately preceding Business Day.

2. METHOD OF PAYMENT. The Company shall pay interest on this global Security (except defaulted interest, if any, which shall be paid on such special payment date as may be fixed in accordance with the Indenture referred to below) to the Paying Agent one Business Day prior to each Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as applicable for transmission to Clearstream and Euroclear on such applicable Interest Payment Date, Redemption Date, Stated Maturity or Maturity. A holder must surrender this Security to a Paying Agent to collect principal and premium payments. The Company shall pay principal, premium, if any, and interest in euros, subject to Section 2.11 of the Supplemental Indenture referred to below.

3. PAYING AGENT, REGISTRAR AND CALCULATION AGENT. Initially, U.S. Bank Europe DAC, UK Branch, shall act as Paying Agent and Calculation Agent, and U.S. Bank Trust Company, National Association shall act as Registrar. The Company may change or appoint any Paying Agent, Registrar, co-Registrar or Calculation Agent without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent, Registrar, co-Registrar or Calculation Agent.

4. INDENTURE. The Company issued this Security under the Indenture (the “Base Indenture”), dated as of March 10, 2026, among Fidelity National Information Services, Inc., certain other parties thereto and U.S. Bank Trust Company, National Association, as Trustee, as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 10, 2026, between the Company and said Trustee (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the “Indenture”). The terms of this Security were established pursuant to the First Supplemental Indenture. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA. The Company will provide a copy of the Indenture, without charge, upon written request to the Company sent to 347 Riverside Avenue, Jacksonville, Florida 32202, Attention: Corporate Secretary.

5. PAYMENT OF ADDITIONAL AMOUNTS; TAX REDEMPTION. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall pay to each beneficial owner who is not a United States Person (as defined below) such additional amounts (“Additional Amounts”) on such Notes as are necessary in order that the net payment by the Company or the Paying Agent of the principal of, and premium, if any, and interest on, such Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to the extent provided for in Section 2.11 of the First Supplemental Indenture. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 5, 2026, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Company may at any time, at its option, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

6. OPTIONAL REDEMPTION. The Notes are not redeemable other than as described in Section 5 of this Security.

7. RESERVED.

8. CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders of the Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase pursuant to the provisions of Section 2.08 of the First Supplemental Indenture, subject to compliance with the procedures specified pursuant to the First Supplemental Indenture.

9. LEGAL HOLIDAYS. In any case where any Redemption Date, Stated Maturity or Maturity of this Security shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of this Security), payment of principal, premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Redemption Date, Stated Maturity or Maturity, as the case may be.

10. UNCLAIMED MONEY. Subject to the terms of the Indenture, if money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request, and thereafter Holders entitled to the money shall, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

11. AMENDMENT, SUPPLEMENT. Subject to certain exceptions, the Indenture or this Security may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities of each series affected by the amendment. Without the consent of any Holder, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or this Security to, among other things, cure certain ambiguities or correct certain mistakes or to create another series of Securities and establish its terms.

12. DEFAULTS AND REMEDIES. The Events of Default set forth in Sections 5.1(1), (2), (3), (4), (5), (6) and (7) of the Base Indenture apply to this Security.

If an Event of Default, other than an Event of Default described in Section 5.1(5) or (6) of the Base Indenture, with respect to the Outstanding Securities of the same series as this Security occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Company (and, if given by the Holders, to the Trustee), may declare the principal of and accrued and unpaid interest, if any, on the aggregate principal amount of all Outstanding Securities of the same series as this Security to be due and payable, and upon any such declaration, such principal and interest, if any, shall be immediately due and payable; provided that, after such a declaration of acceleration with respect to this Security has been made, the Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may rescind and annul such declaration and its consequences as provided, and subject to satisfaction of the conditions set forth, in the Indenture. If an Event of Default specified in Section 5.1(5) or Section 5.1(6) of the Base Indenture occurs with respect to the Securities of the same series as this Security, the principal of and accrued and unpaid interest, if any, on all the Outstanding Securities of that series shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Securities or any other party.

The Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may waive, on behalf of all Holders of such Securities, any past Default or Event of Default with respect to such securities and its consequences except (a) a Default or Event of Default in the payment of the principal of, or interest on, any such Security or (b) a Default or Event of Default in respect of a covenant or provision of the Indenture which, pursuant to the Indenture, cannot be amended or modified without the consent of each Holder of each affected Outstanding Security of the same series as this Security. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured.

13. AMOUNT UNLIMITED. The aggregate principal amount of Securities which may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued from time to time in one or more series. The Company may from time to time, without the consent of the Holders of this Security, issue additional Securities of the series of which this Security is a part on substantially the same terms and conditions as those of this Security.

14. TRUSTEE DEALINGS WITH COMPANY. Subject to the TIA, U.S. Bank Trust Company, National Association, as Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors, if any, or their respective affiliates, and may otherwise deal with the Company, the Guarantors, if any, or their respective affiliates, as if it were not Trustee.

15. NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, member, general or limited partner of the Company or any Guarantor as such or in such capacity shall have any personal liability for any obligations of the Company or any Guarantor under this Security, any guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting this Security, waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Security.

16. DISCHARGE OF INDENTURE. The Indenture contains certain provisions pertaining to discharge and defeasance.

17. GUARANTEES. This Security initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to this Security.

18. AUTHENTICATION. This Security shall not be valid until the Trustee signs the certificate of authentication by manual, facsimile or electronic signature on the other side of this Security.

19. GOVERNING LAW. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

20. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21. PERSONS DEEMED OWNERS. Subject to Section 3.8 of the Base Indenture, the registered Holder or Holders of this Security shall be treated as owners of it for all purposes.

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

If you, as Holder of this Security, want to assign this Security, fill in the form below: I or we assign and transfer this Security to:

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:

Your signature:

(Your signature must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)

Signature
Guarantee:

[FORM OF NOTATION OF GUARANTEE, if applicable]

Each of the undersigned (collectively, the “Guarantors”) have guaranteed, jointly and severally, absolutely, unconditionally and irrevocably (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of (and premium, if any) and interest on the Floating Rate Senior Notes due 2028 (the “Notes”) issued by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 12 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 12.3 of the Base Indenture.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Guarantors, as such or in such capacity, shall have any personal liability for any obligations of the Guarantors under the Guarantees by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Notes.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual, facsimile or electronic signature of one of its authorized signatories.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

Guarantors:

[●],
as Guarantors

By:
Name:
Title:

Exhibit B

PURCHASE NOTICE

(1) Pursuant to Section 2.08 of the First Supplemental Indenture, the undersigned hereby elects to have its Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the First Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Social Security or other Taxpayer Identification Number of recipient of Change of Control Payment

Principal amount to be repurchased:

Remaining aggregate principal amount following such repurchase (at least €100,000 or an integral multiple of €1,000 in excess thereof):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of the related Note in every particular, without alteration or any change whatsoever.

B-1